Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-74808 on Form N-1A of our report dated May 10, 2024 relating to the financial statements and financial highlights of Treasury Only Portfolio, Treasury Portfolio, Government Portfolio, Money Market Portfolio and Tax-Exempt Portfolio, each a fund of Fidelity Colchester Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Colchester Street Trust for the year ended March 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 21, 2024